Exhibit 10.19

FIRST AMENDMENT

TO THE CHOICEPOINT INC.

2003 OMNIBUS INCENTIVE PLAN

(as amended and restated March 13, 2006)

THIS AMENDMENT is made this 1st day of February, 2007, by CHOICEPOINT INC., a Georgia corporation (the “Company”), to the CHOICEPOINT INC. 2003 OMNIBUS INCENTIVE PLAN, which has been previously amended and restated, (the “Plan”).

WHEREAS, the Company has previously adopted the Plan, and pursuant to Section 25 thereof, Company’s Management Compensation and Benefits Committee (the “Committee”) has the authority to amend the Plan, subject in certain cases to the approval of the Company’s shareholders; and,

WHEREAS, the Committee deems it desirable to amend the Plan as reflected below;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of February 1, 2007:

1.

Section 13 of the Plan is hereby amended by deleting said section in its entirety and replacing it with the following Section 13:

13. Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Deferred Shares, Performance Shares, Share Equivalent Units and Other Awards granted hereunder, in the prices per share applicable to such awards and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any combination of shares, recapitalization or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction, equity restructuring or event having an effect similar to any of the foregoing. Similar adjustments shall be made automatically, without Committee action, on a purely mathematical basis, in the event of a stock dividend or stock split. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. Notwithstanding the foregoing provisions of this Section 13, no such adjustments shall be made to any “incentive stock option” within the meaning of Section 422 of the Code if such adjustment would result in the loss of its status as such an “incentive stock option.” The Committee may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 13. A similar adjustment shall be made automatically to the number of shares specified in Section 3 of this Plan in the event of a stock dividend or stock split.

2.

Subsection (f) of Section 14 of the Plan is hereby amended by deleting the phrase “provisions of Section 13(c) and (d) above” from the first line of said subsection and replacing it with “provisions of Section 14(c) and (d) above.”

3.

Section 20 of the Plan is hereby amended by deleting the last sentence of said section.

4.

Subsection (c) of Section 26 of the Plan is hereby amended by deleting said subsection in its entirety and replacing it with the following subsection (c):

(c) Notwithstanding any provision of this Plan to the contrary, to the extent an award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change of Control and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code, then even though such award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change of Control or any other provision of this Plan, payment will not be made (to the extent necessary to comply with the provisions of Section 409A of the Code) to the Participant prior to the earliest of (i) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A of the Code); provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the payment date shall be the date that is six months after the date of the Participant’s separation from service with the Company, (ii) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A of the Code), or (iii) the Participant’s death.

5.

The remaining provisions of the Plan are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company has executed this First Amendment as directed by the Committee.

CHOICEPOINT INC.

By:	/s/ Steven W. Surbuagh
Title:	EVP and Chief Administrative Officer

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